As filed with the Securities and Exchange Commission on May 18, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

eBay Inc.

(Exact name of registrant as specified in its charter)

Delaware	77-0430924
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2145 Hamilton Avenue

San Jose, California 95125

(Address of principal executive offices)

eBay Inc. Amended and Restated 1998 Employee Stock Purchase Plan

eBay Inc. Employee Stock Purchase Plan

(Full title of the plan)

Michael R. Jacobson

Senior Vice President, Legal Affairs, General Counsel and Secretary

eBay Inc.

2145 Hamilton Avenue

San Jose, California 95125

(408) 376-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	3,389,763 (3)	$39.62	$ 134,302,410.06	$ 15,391.06
Common Stock, par value $0.001 per share	35,000,000 (4)	$39.62	$1,386,700,000.00	$158,915.82

(1)	Pursuant to Rule 416, under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock of the registrant which become issuable under the eBay Inc. Amended and Restated 1998 Employee Stock Purchase Plan (the “1998 Plan”) and the eBay Inc. Employee Stock Purchase Plan, which constitutes an amendment and restatement of the 1998 Plan and will become effective on November 1, 2012 (the “Restated Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase or decrease in the number of outstanding shares of the registrant’s common stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s common stock on May 17, 2012 as reported on the Nasdaq Global Select Market for an additional 3,389,763 shares of common stock pursuant to the 1998 Plan and 35,000,000 shares of common stock pursuant to the Restated Plan.
(3)	Represents 3,389,763 additional shares that are available for issuance under the “evergreen” provision of the 1998 Plan, which was originally approved by the registrant’s stockholders by written consent dated August 20, 1998, as amended by the amendment approved by the registrant’s stockholders on June 14, 2007.
(4)	Represents 35,000,000 shares that are available for grant effective November 1, 2012 under the Restated Plan, as approved by the registrant’s stockholders at the registrant’s Annual Meeting of Stockholders held on April 26, 2012.

EXPLANATORY NOTE

The eBay Inc. Amended and Restated 1998 Employee Stock Purchase Plan (the “1998 Plan”) reserved a total of 7,200,000 shares of our common stock for issuance when it was originally adopted and approved by our stockholders by written consent dated August 20, 1998. The “evergreen” provision of the 1998 Plan provides that the total number of shares reserved for issuance under the 1998 Plan shall be increased automatically on each January 1 by the total number of shares purchased under the 1998 Plan in the preceding calendar year, provided that the aggregate number of shares reserved for issuance under the 1998 Plan may not exceed 36,000,000 shares. The amendment to the 1998 Plan approved by our stockholders on June 14, 2007 did not change the “evergreen” provision. We initially registered 7,200,000 shares of our common stock reserved for issuance under the 1998 Plan on a registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 24, 1998, and subsequently registered an additional 2,768,564 shares, 6,235,813 shares, 3,529,775 shares, 4,424,626 shares and 4,749,035 shares reserved for issuance under the “evergreen” provision of the 1998 Plan on registration statements on Form S-8 filed with the Commission on August 4, 2004, February 8, 2008, June 5, 2009, March 12, 2010 and July 8, 2011, respectively. We are registering an additional 3,389,763 shares that have been reserved for issuance pursuant to the “evergreen” provision of the Plan with the filing of this registration statement on Form S-8. Effective as of the Effective Date (as defined below), the remaining shares of our common stock reserved for issuance but not granted under the 1998 Plan (including under the “evergreen” provision) will no longer be granted or reserved for issuance under the 1998 Plan or the Restated Plan (as defined below).

At our 2012 Annual Meeting of Stockholders held on April 26, 2012, our stockholders approved the eBay Inc. Employee Stock Purchase Plan (the “Restated Plan”), which constitutes an amendment and restatement of the 1998 Plan and will become effective on November 1, 2012 (the “Effective Date”). Among other changes, the Restated Plan eliminates the “evergreen” provision of the 1998 Plan, so that from and after the Effective Date, the total number of shares reserved for issuance under the Restated Plan will no longer be automatically increased by a certain number of shares each year. We are registering 35,000,000 shares of our common stock for issuance under the Restated Plan for future offering periods beginning on or after the Effective Date.

All historical share numbers in this registration statement have been adjusted, as appropriate, to give retroactive effect to all of our stock splits effected prior to the date hereof.

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.	PLAN INFORMATION*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

*        The document(s) containing information required by Part I of Form S-8 and related to this registration statement is omitted from this registration statement in accordance with the note to Part I of Form S-8. eBay Inc. (the “Company”) will send or give to each participant in the 1998 Plan or Restated Plan, as applicable, a copy of the document(s) containing information specified in Part I of Form S-8, as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Commission, the document(s) containing information specified in Part I are not being filed with or included in this registration statement. The document(s) containing information related to the 1998 Plan or Restated Plan, as applicable, and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, each constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated by reference into this registration statement:

(a) The Company’s latest annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on January 31, 2012, which includes audited financial statements for the Company’s latest fiscal year (Commission File No. 000-24821);

(b)(1) The Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2012, filed with the Commission on April 20, 2012 (Commission File No. 000-24821);

(b)(2) The Company’s current reports on Form 8-K filed with the Commission on January 6, 2012, April 2, 2012, April 27, 2012 and May 1, 2012 (each, Commission File No. 000-24821); and

(c) The description of the Company’s common stock which is contained in a Registration Statement on Form 8-A filed August 20, 1998 (Commission File No. 000-24821), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents.

Notwithstanding the foregoing provisions of this Item 3, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission shall be incorporated or deemed to be incorporated by reference into this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company’s Amended and Restated Bylaws (the “Bylaws”) provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL; provided, however, that the Company is required to provide indemnification with respect to a proceeding (or part thereof) initiated by one of such persons only if the proceeding (or part thereof) is authorized by the Company’s board of directors, (ii) the Company may, in its discretion, indemnify other persons as set forth in the DGCL, (iii) to the fullest extent permitted by the DGCL, the Company is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Company may not retroactively amend the Bylaws provisions relating to indemnity.

The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

The following exhibits are filed as part of this registration statement.

Exhibit Number	Description

5.1	Opinion of Sidley Austin LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	eBay Inc. Amended and Restated 1998 Employee Stock Purchase Plan (incorporated by reference from Exhibit 99.1 of the registrant’s registration statement on Form S-8 filed with the Commission on February 8, 2008 (Commission File No. 333-149131)).

99.2	eBay Inc. Employee Stock Purchase Plan (incorporated by reference from Appendix B of the registrant’s proxy statement filed with the Commission on March 19, 2012 (Commission File No. 000-24821)).

ITEM 9.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on May 18, 2012.

eBay Inc.

/s/ John J. Donahoe
John J. Donahoe
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John J. Donahoe, Robert H. Swan, Michael R. Jacobson and Brian J. Doerger, and each or any one of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him and her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Donahoe John J. Donahoe	President, Chief Executive Officer and Director (Principal Executive Officer)	May 18, 2012

/s/ Robert H. Swan Robert H. Swan	Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	May 18, 2012

/s/ Brian J. Doerger Brian J. Doerger	Vice President, Chief Accounting Officer (Principal Accounting Officer)	May 18, 2012

/s/ Pierre M. Omidyar Pierre M. Omidyar	Founder, Chairman of the Board and Director	May 18, 2012

/s/ Fred D. Anderson Fred D. Anderson	Director	May 18, 2012

/s/ Marc L. Andreessen Marc L. Andreessen	Director	May 18, 2012

/s/ Edward W. Barnholt Edward W. Barnholt	Director	May 18, 2012

/s/ Scott D. Cook Scott D. Cook	Director	May 18, 2012

/s/ William Clay Ford, Jr. William Clay Ford, Jr.	Director	May 18, 2012

/s/ Dawn G. Lepore Dawn G. Lepore	Director	May 18, 2012

/s/ Kathleen C. Mitic Kathleen C. Mitic	Director	May 18, 2012

/s/ David M. Moffett David M. Moffett	Director	May 18, 2012

/s/ Richard T. Schlosberg, III Richard T. Schlosberg, III	Director	May 18, 2012

/s/ Thomas J. Tierney Thomas J. Tierney	Director	May 18, 2012

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Sidley Austin LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (included on the signature page of this registration statement).

99.1	eBay Inc. Amended and Restated 1998 Employee Stock Purchase Plan (incorporated by reference from Exhibit 99.1 to the registrant’s registration statement on Form S-8 filed with the Commission on February 8, 2008 (Commission File No. 333-149131)).

99.2	eBay Inc. Employee Stock Purchase Plan (incorporated by reference from Appendix B of the registrant’s proxy statement filed with the Commission on March 19, 2012 (Commission File No. 000-24821)).